INVESTMENT LETTER

                  SELIGMAN TIME HORIZON/HARVESTER SERIES, INC.


Seligman Time Horizon/Harvester Series, Inc. (the "Series"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Series with its initial capital, the Series hereby sells to Purchaser and Purchaser purchases 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 30 Fund, 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 20 Fund, 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 10 Fund and 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Harvester Fund, in each case at a price of $7.14 per share (the "Shares") as of the close of business on December __, 1999. The Series hereby acknowledges receipt from Purchaser of funds in the amount of $100,017.12 in full payment for the Shares.

2. Purchaser represents and warrants to the Series that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the __th day of December, 1999 ("Purchase Date").


                  SELIGMAN TIME HORIZON/HARVESTER SERIES, INC.


                       By:
                           -------------------------------
                             Name: Lawrence P. Vogel
                              Title: Vice President


                             SELIGMAN ADVISORS, INC.

                      By:
                          --------------------------------
                            Name: Stephen J. Hodgdon
                                Title: President